                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 19)*

                        FRIEDMAN INDUSTRIES, INCORPORATED
 ................................................................................
                                (Name of Issuer)

                          COMMON STOCK, $1.00 PAR VALUE
 ................................................................................
                         (Title of Class of Securities)

                                   358435 10 5
 ................................................................................
                                 (CUSIP Number)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [ ] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-----------------------                                 ------------------------
CUSIP NO. 358435 10 5               13 G                   Page 2 of 4 Pages
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
                  NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      1
                  HAROLD FRIEDMAN
--------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)
      2                                                                    -----
                                                                               X
                                                                           (b)
--------------------------------------------------------------------------------
                  SEC USE ONLY
      3


--------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
      4

                  USA
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
                     5
                              1,161,602 SHARES
                    ------------------------------------------------------------
     NUMBER OF                SHARED VOTING POWER
      SHARES         6
   BENEFICIALLY               NOT APPLICABLE
       OWNED        ------------------------------------------------------------
      BY EACH                 SOLE DISPOSITIVE POWER
     REPORTING
       PERSON        7
       WITH                   1,161,602 SHARES
                    ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                     8
                              NOT APPLICABLE
--------------------------------------------------------------------------------
                  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       9

                  1,161,602 SHARES
--------------------------------------------------------------------------------
                  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                             [ ]
      10
                  NOT APPLICABLE
--------------------------------------------------------------------------------
                  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      11

                  17.0%
--------------------------------------------------------------------------------
                  TYPE OF REPORTING PERSON*
      12

                  IN
--------------------------------------------------------------------------------
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                                                        ------------------------
                                                           Page 3 of 4 Pages
                                                        ------------------------

HAROLD FRIEDMAN

Item 1.     (a)    Name of Issuer:  Friedman Industries, Incorporated

            (b)    Address of Issuer's Principal Executive Offices:
                   4001 Homestead Road
                   Houston, Texas 77028

Item 2.     (a)    Name of Person Filing:  Harold Friedman

            (b)    Address of Principal Business Office or, if none, Residence:
                   4001 Homestead Road
                   Houston, Texas 77028

            (c)    Citizenship:  USA

            (d)    Title of Class of Securities:  Common Stock, $1.00 par value

            (e)    CUSIP No.:  358435 10 5

Item 3.     Not Applicable

Item 4.     (a)    Amount Beneficially Owned:  1,161,602 shares

            (b)    Percent of Class:   17.0%

            (c)    (i)   Sole Voting Power: 1,161,602
                   (ii)  Shared Voting Power:  Not applicable
                   (iii) Sole Dispositive Power: 1,161,602
                   (iv)  Shared Dispositive Power: Not applicable

Item 5.     Not Applicable

Item 6.     Not Applicable

Item 7.     Not Applicable

Item 8.     Not Applicable

Item 9.     Not Applicable

Item 10.    Not Applicable



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                                                         -----------------------
                                                            Page 4 of 4 Pages
                                                         -----------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         March 2, 1999
                                                --------------------------------
                                                              Date


                                                      /s/ Harold Friedman
                                                --------------------------------
                                                          Harold Friedman